EXHIBIT 10.7

FIFTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT

THIS FIFTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT (this “Amendment”) is made as of January 31, 2017 (“Effective Date”) by and between MARSHALL PROPERTY LLC, a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”).

RECITALS

R-1    Pursuant to that certain Deed of Office Lease Agreement dated August 8, 2014, as amended by that certain First Amendment to Deed of Office Lease Agreement dated as of May 29, 2015 but not fully executed until June 8, 2015, that certain Second Amendment to Deed of Office Lease Agreement dated as of October 19, 2015, that certain Third Amendment to Deed of Office Lease Agreement dated as of May 6, 2016 (the “Third Amendment”), and that certain Fourth Amendment to Deed of Office Lease Agreement dated as of September 15, 2016 (collectively, as amended, the “Lease”), Landlord is currently leasing to Tenant and Tenant is currently leasing from Landlord (a) an “agreed upon” one hundred twenty-nine thousand seven hundred forty-four (129,744) square feet of rentable area on the first (1st), fifth (5th), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors (collectively, the “Premises”), (b) an “agreed upon” six thousand three hundred sixty-four (6,364) square feet of rentable area on the third (3rd) floor (the “Third Floor Spec Suite”), and (c) certain storage space on the lower level (the “Storage Space” and “Additional Storage Space”) of the building located at 8281 Greensboro Drive, Tysons, Virginia 22102 (the “Building”), as more particularly described in the Lease.

R-2    Pursuant to that certain letter dated January 10, 2017 from Tenant to Landlord, Tenant has given notice that it is exercising its option to extend the term of the Lease with respect to the Third Floor Spec Suite (the “Spec Suite Term”).

R-3    Landlord and Tenant desire to amend the Lease to provide for the extension of the Spec Suite Term, subject to and in accordance with the terms and conditions set forth in this Amendment.

R-4    Except as otherwise defined herein, all terms and phrases used in this Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.
COVENANTS

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals. The foregoing Recitals are true and correct and are incorporated herein by reference.

2.Spec Suite Term. The Spec Suite Term is currently scheduled to expire on May 8, 2017. Landlord and Tenant desire to extend the Spec Suite Term pursuant to Paragraph 9(e) of the Third Amendment for one (1) additional period of approximately three (3) years (the “Spec Suite Extension Term”) commencing on May 9, 2017 (the “Spec Suite Extension Commencement Date”) and ending on April 30, 2020 (the “Revised Spec Suite Expiration Date”). The Spec Suite Term is hereby extended for the Spec Suite Extension Term in accordance with the terms and conditions set forth herein. Tenant acknowledges that the Lease (as amended hereby) contains no right or option whatsoever for Tenant to renew or extend the Spec Suite Term beyond the Revised Spec Suite Expiration Date or to terminate the Spec Suite Term prior to the Revised Spec Suite Expiration Date.

3.Spec Suite Base Rent.

(a)Notwithstanding anything in the Lease or the Third Amendment to the contrary, during the Spec Suite Extension Term, Tenant shall pay to Landlord, without setoff, deduction, or demand, base rent for the Third Floor Spec Suite (the “Spec Suite Base Rent”) as provided below. The Spec Suite Base Rent shall be part of the Rent under the Lease and shall be payable in equal monthly installments in accordance with the terms and conditions set forth in Section 5.01 of the Lease.

Period	Spec Suite Base Rent Per Rentable Square Foot	Annual Spec Suite Base Rent	Monthly Spec Suite Base Rent
May 9, 2017 to April 30, 2018	$34.93	$222,294.52	$18,524.54 (pro-rated on a per diem basis for May 2017)
May 1, 2018 to April 30, 2019	$35.89	$228,403.96	$19,033.66
May 1, 2019 to April 30, 2020	$36.88	$234,704.32	$19,558.69

(b)Tenant shall continue to pay during the Spec Suite Extension Term any other amounts required to be paid pursuant to the terms of the Lease (including, but not limited to, Base Rent for the Premises (including the Second Expansion Premises Base Rent) as provided in the Lease and Tenant’s Pro Rata share of increases in Expenses and Taxes with respect to the Premises). No abatement or concession whatsoever shall apply during the Spec Suite Extension Term or with respect to this Amendment. Tenant is and shall remain liable for any and all sums due and payable with respect to the Third Floor Spec Suite through the Revised Spec Suite Expiration Date.

4.Expenses and Taxes. From and after the Spec Suite Extension Commencement Date, Tenant shall pay Tenant’s Pro Rata share of increases in Expenses and Taxes with respect to the Third Floor Spec Suite; provided, however, that with respect only to the Third Floor Spec Suite, the Base Year for Expenses and Taxes shall be calendar year 2017.

5.Condition. Tenant shall accept and continue to occupy the Third Floor Spec Suite in its “as is” condition as of the Spec Suite Extension Commencement Date. Landlord shall have no obligation whatsoever to make any structural or other Alterations (as defined in Section 11.03 of the Lease) in or to any part of the Third Floor Spec Suite, the Premises, or the Building. No improvements or other allowance whatsoever shall be applicable to the Premises, the Third Floor Spec Suite, or this Amendment. Not later than the expiration of the Spec Suite Extension Term, Tenant shall surrender the Third Floor Spec Suite to Landlord in the surrender condition specified in Paragraph 9 of the Third Amendment.

6.Brokerage. Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any broker, agent or finder other than Cushman & Wakefield (“Landlord’s Broker”) and Cushman & Wakefield (“Tenant’s Broker”) (collectively, the “Broker”) in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker, agent or finder other than the Broker for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature. Landlord acknowledges that Landlord shall pay any commission or fee due to Landlord’s Broker pursuant to a separate agreement and pursuant to such agreement Landlord’s Broker shall pay a commission to Tenant’s Broker. Landlord shall have no obligation whatsoever to pay any fee or commission except to Landlord’s Broker pursuant to the aforesaid separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Broker, including without limitation all reasonable attorneys’ fees and costs incurred by Landlord in connection with any breach by Tenant of the representations set forth in this Section and/or enforcing this indemnity. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord, including without limitation all reasonable attorneys’ fees and costs incurred by Tenant in connection with any breach by Landlord of the representations set forth in this Section and/or enforcing this indemnity, or any claim made by Tenant’s Broker, but with respect to claims by Tenant’s Broker, only to the extent Landlord fails to pay Landlord’s Broker pursuant to the aforesaid separate agreement.

7.Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof. Tenant hereby acknowledges that Landlord is not in default under the Lease as of the date hereof, and that it is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute an event of default by Landlord under the Lease. Tenant has no claims, defenses or set-offs of any kind to the payment or performance of Tenant’s obligations under the Lease. Nothing contained herein shall be deemed to waive any sums due from Tenant to Landlord, or any default or event which, with the passage of time or delivery of notice, or both, would constitute a default by Tenant under the Lease as of the date hereof.

8.Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is a duly organized, authorized and existing corporation and is in good standing under the laws of the Commonwealth of Virginia, that Tenant has full right and authority to enter into this Amendment, and that the person signing on behalf of Tenant is authorized to do so on behalf of Tenant. Landlord and each of the persons executing this Amendment on behalf of Landlord hereby covenants and warrants that Landlord is a duly organized, authorized and existing limited liability company and is in good standing under the laws of the Commonwealth of Virginia, that Landlord has full right and authority to enter into this Amendment, and that the person signing on behalf of Landlord is authorized to do so on behalf of Landlord.

9.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment. Faxed or electronically reproduced signatures shall have the same binding effect as original signatures, and a faxed or an electronically forwarded in pdf or similar format Amendment containing the signatures (original, electronically reproduced or faxed) of the parties shall be binding.

10.Binding Effect. This Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

11.Entire Agreement. This Amendment contains and embodies the entire agreement of the parties with respect to the matters addressed herein and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties with respect thereto. This Amendment may not be modified or changed in any manner except by an instrument signed by both parties.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the date first above written.

LANDLORD:

MARSHALL PROPERTY LLC, a Delaware limited liability company

By:	/s/ Jeffrey L. Kovach
Name:	Jeffrey L. Kovach
Title:	Managing Director

Date:	January 31, 2017

TENANT:

ALARM.COM INCORPORATED, a Delaware corporation

By:	/s/ Daniel Ramos
Name:	Daniel Ramos
Title:	SVP

Date:	January 31, 2017

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